As filed with the Securities and Exchange Commission on July 1, 1996 Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549


FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933


THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)
Delaware							95-2588754
(State of other jurisdiction of
	(I.R.S. Employer
incorporation or organization)
	Identification No.)

3033 Science Park Road
San Diego, California 92121
(Address of Principal Executive Offices and Zip Code)



THE TITAN CORPORATION
1996 DIRECTORS' STOCK OPTION AND
EQUITY PARTICIPATION PLAN
(Full title of plan)

DAVID A. HAHN, ESQ.
The Titan Corporation
3033 Science Park Road
San Diego, California 92121
(Name and address of agent for service)

(619) 552-9491
(Telephone number, including area code, of agent for service)


	CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Title of	Maximum	Maximum
	Securities	Amount	Offering	Aggregate	Amount of
	to be	to be	Price	Offering	Registration
	Registered	Registered	Per Share (1)	Price	Fee

Common Stock, 0.01 par
value.................................................	125,000	$5.56	$695,312
$239.76	(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices of Common Stock on the New York Stock Exchange on June
27, 1996.


Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.	Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

(a)	The Company's Annual Report on Form 10-K for the
fiscal year ended December 31, 1995;

(b)	The Company's Quarterly Report on Form 10-Q for the
quarter ended March 31, 1996;

(c)	The Description of the Company's Common Stock
included in the Companys Registration Statement on Form 8-B under the Securities Exchange Act of 1934, file no. 0-2641.

(d)	The Companys Current Statement on Form 8-K, dated
March 6, 1996.

(e)	The Companys Current Statement on Form 8-K, dated
April 25, 1996.

(f)	The Companys Current Statement on Form 8-K, dated
June 6, 1996.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date this Registration Statement is filed with the Securities and Exchange Commission and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.	Description of Securities

Not applicable.


Item 5.	Interests of Named Experts and Counsel

Not applicable.


Item 6.	Indemnification of Directors and Officers

The Companys Bylaws provide for indemnification (to the full extent permitted by law) of directors, officers, and other agents of the Company against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is, or was, an officer, director, or agent of the Company. The Company also maintains directors and officers liability insurance coverage and has entered into indemnification agreements with its directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.


Item 7.	Exemption from Registration Claimed

Not applicable.


Item 8.	Exhibits

See Index to Exhibits, attached hereto.


Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file during any period in which offers or sales
are being made, a post effective amendment to this registration statement;

(i)	to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;



(ii)	to reflect in the prospectus any facts or
events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-
effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under
the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the Event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 28, 1996.

THE TITAN CORPORATION


By:  		/s/

Gene W. Ray,
President


POWER OF ATTORNEY

Each person whose signature appears below authorizes Gene W. Ray and David A. Hahn, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title		Date
			Director and
	/s/		Chairman of the Board	June
28, 1996
J. Sidney Webb
			Director, President and
	/s/		Chief Executive Officer	June 28, 1996
Gene W. Ray
			Chief Financial and
	/s/		Accounting Officer		June 28, 1996
Prabhav V. Maniyar

	/s/		Director		June 28, 1996
Charles R. Allen

	/s/		Director		June 28, 1996
Joseph F. Caligiuri

	/s/		Director		June 28, 1996
Daniel J. Fink

	/s/		Director		June 28, 1996
Robert E. La Blanc

	/s/		Director		June 28, 1996
Thomas G. Pownall


INDEX TO EXHIBITS

EXHIBIT	PAGE

4	The Titan Corporation 1996 Directors Stock Option	7
	and Equity Participation Plan.

23	Opinion and consent of David A. Hahn.	13

23	Consent of Arthur Andersen LLP.	14

24	Power of Attorney (page 5 of the Registration Statement).	-



THE TITAN CORPORATION
1996 DIRECTORS' STOCK OPTION
AND EQUITY PARTICIPATION PLAN

	1.	Purpose of the Plan.  Under this 1996 Directors'
Stock Option and Equity Participation Plan (the "Plan") of The Titan Corporation (the "Company"), (i) options shall be granted to directors who are not Employees of the Company to purchase shares of the Company's capital stock, and (ii) directors who are not Employees of the Company may elect to receive shares of the Company's Common Stock in lieu of cash payment of Director Fees. The Plan is designed to enable the Company to attract and retain outside directors of the highest caliber and experience. Certain capitalized terms used in this Plan are defined in
Section 12 hereof.

	2.	Stock Subject to Plan.  The maximum number of shares
of stock for which options granted hereunder may be exercised or which may be issued under stock grants in lieu of Director Fees shall be 125,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), subject to the adjustments provided in Section 6. The shares of Common Stock to be issued under the Plan may be either previously authorized but unissued shares or treasury shares. Shares of stock subject to the unexercised portions of any options granted under this Plan which expire or terminate or are canceled may again be subject to options or stock grants under the Plan.

	3.	Participating Directors.  The directors of the
Company who shall participate in this Plan are those directors who are not, at the time they receive options or stock grants hereunder, Employees of the Company or any of its subsidiaries.

	4.	Grant of Options.  Each participating director shall
be granted the following options, the date of each of which being a "date of grant":

		(a)	5,000 shares of stock (subject to the
adjustments provided in Section 6) on the later to occur (the "date of initial grant") of (i) the date on which he or she first takes office as a director of the Company, or (ii) the date on which this Plan was adopted by the Board of Directors of the Company;

		(b)	5,000 shares of stock (subject to
adjustments provided in Section 6) on the date that is one year after the date of initial grant; and

		(c)	5,000 shares of stock (subject to the
adjustments provided in Section 6) on the date that is two years after the date of initial grant.

	Notwithstanding any other provision of this Plan, no option hereunder shall be granted unless sufficient shares (subject to said adjustments) are then available therefor under Sections 2 and 7. In consideration of the granting of the options, the option holder shall be deemed to have agreed to remain as a director of the Company for a period of at least one year after each date of grant. Nothing in this Plan shall, however, confer upon any option holder any right to continue as a director of the Company or shall interfere with or restrict in any way the rights of the Company or the Company's shareholders, which are hereby expressly reserved, to remove any option holder at any time for any reason whatsoever, with or without cause, to the extent permitted by the Company's bylaws and applicable law.

	5.	Option Provisions.  Each option granted under the
Plan shall contain such terms and provisions as the President of the Company may authorize, including in any event the following:

		(a)	The exercise price of each option shall be
equal to the aggregate Fair Market Value of the shares of stock optioned on the date of grant of such option. Fair Market Value means the closing price of stock of the same class on the day in question (or, if such day is not a trading day in the U.S. securities markets or if no sales of stock of that class were made on such day, on the nearest preceding trading day on which sales of stock of that class were made), as reported with respect to the market (or the composite of the markets, if more than one) in which such stock is then traded; or if no such closing prices are reported the lowest independent offer quotation reported, for such day in Level 2 of NASDAQ; or if no such quotations are reported, it means the value established by what the Board of Directors of the Company in its judgment then deems to be the most nearly comparable valuation method.

		(b)	Payment for stock purchased upon any
exercise of the option shall be made in full in cash concurrently with such exercise.

		(c)	The option shall become exercisable in
installments as follows: It may be exercised as to up to but no more than 25% of the total number of shares optioned on the first anniversary of the date of grant; up to but no more than 50% of the total number of shares optioned on the second anniversary of the date of grant; up to but no more than 75% of the total number of shares optioned on the third anniversary of the date of grant; and up to 100% of the total number of shares optioned on the fourth anniversary of the date of grant; in each case to the nearest whole share.

		(d)	When the option holder ceases to be a
director of the Company, whether because of death, resignation, removal, expiration of his or her term of office or any other reason, the option shall terminate ninety (90) days after the date such option holder ceases to be a director of the company and may thereafter no longer be exercised; except that (i) upon the option holder's death his or her legal representative(s) or the person(s) entitled to do so under the option holder's last will and testament or under applicable intestate laws shall have the right to exercise the option within one year after the date of death (but not after the expiration date of the option), but only for the number of shares as to which the option holder was entitled to exercise the option on the date of his or her death and (ii) upon the option holder's ceasing to be a director by reason of disability her or she (or his or her guardian) shall have the right to exercise the option within one year after the date of the option holder ceased to be a director (but not after the expiration date of the option), but only for the number of shares as to which the option holder was entitled to exercise the option on the date of his or her ceasing to be a director.

		(e)	Notwithstanding any other provision herein,
such option may not be exercised prior to shareholder approval of this Plan at an annual meeting of shareholders by a majority of the shares represented at such meeting; nor prior to the admission of the shares of stock issuable on exercise of the option to listing on notice of issuance on any stock exchange on which shares of the same class are then listed; nor unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

		(f)	The option shall not be transferable by the
option holder other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder; may not be pledged or hypothecated; and shall be exercisable during the option holder's lifetime only by the option holder or by his or her guardian or legal representative.

	6.	Adjustments.  If the outstanding shares of the
Company's Common Stock are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities of the Company, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities as to which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of such options, but with a corresponding adjustment in the purchase price for each share or other unit of any security covered by the option. No fractional shares of stock shall be issuable under any option granted under this Plan or as a result of any such adjustment.

	7.	Corporate Reorganizations.  Upon the dissolution
or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding shares of the Company's Common Stock are changed or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to another corporation or person, the Plan shall terminate, and all options thereto granted hereunder shall terminate, unless provisions shall be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options of options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of their options, including the portions thereof which would, but for this section entitled "Corporation Reorganizations," not yet be exercisable.

	8.	Change in Control.  Notwithstanding any other
provisions of this Plan, upon any Change in Control (as defined herein below) all then outstanding options will become fully vested and exercisable. The term "Change in Control" shall mean (a) any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner (as such term is used in Section 13(d)(1) of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the then outstanding securities of the Company in a transaction which was not approved by the Company's Board of Directors prior to its occurrence; or (b) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Company's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

	9.	Granting of Stock.  (a) Each participating Director
may elect to forego cash payment of all or any portion of his or her Director Fees (the fees subject to such election are hereinafter referred to as "Elected Fees") and receive, subject to provisions of subsection
(c) hereof, on the date such Elected Fees otherwise would be paid, or such other date specified by the Board, shares of Common Stock. If the participating director elects to receive shares of Common Stock, the number of shares issuable shall equal the amount of the Elected Fees divided by the Fair Market Value per share of Common Stock as of the issue date. No fractional shares of Common Stock shall be issued and the value of such fractional share shall be paid to each participating director in cash. An election pursuant to this Section 9 shall be made prior to the commencement of any period of Board service to which the grant relates, but in any event at least six months prior to the scheduled payment of the Elected Fees, and such election shall be irrevocable.

	(b)	This Plan will be submitted for the approval of
the Company's stockholders within twelve months after the date of the Board's initial adoption of this Plan. No grant of Common Stock pursuant to Section 9 hereof shall be made prior to approval of this Plan by the Company's stockholders.

	(c)	The Company shall be entitled to require payment
in cash or deduction from other compensation payable to each participating director of any sums required by federal, state or local tax law to be withheld with respect to the issuance of Common Stock under the Plan.

		(d)		This Plan and the issuance and delivery of shares
of Common Stock hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

	10.	Duration, Termination and Amendment of the Plan.
This Plan shall become effective upon its adoption by the Board of Directors of the Company and shall expire on February 22, 2001, so that no option may be granted hereunder after that date although any option outstanding on that date may thereafter be exercised in accordance with its terms. The Board of Directors of the Company may alter, amend, suspend or terminate this Plan, provided that no such action shall deprive an option holder, without his or her consent, of any option previously granted pursuant to this Plan or of any of the option holder's rights under such option. Except as herein provided, no such action of the Board, unless taken with the approval of the stockholders of the Company, may make any amendment to the Plan as to which approval by stockholders is necessary for continued applicability of Rule 16b-3 of the Securities and Exchange Commission.

	Notwithstanding the foregoing, the Plan shall not be amended more than once every six months other than to comport with changes in the Code, ERISA or the rules thereunder.

	11.	Administration.  (a) It shall be the duty of the
Board to conduct the general administration of this Plan in accordance with its provisions. The Board shall have the power to interpret this Plan and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules.

	(b)	All expenses and liabilities which members of the
Board incur in connection with the administration of this Plan shall be borne by the Company. The Board may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Board, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon the Company and all other interested persons. No members of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, and all members of the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

12.	Certain Definitions.  Wherever the following
terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.

(a)	Director Fees.  "Director Fees" shall mean the
annual retainer fee and regular meeting fees, including committee fees, if any, paid by the Company to a participating director.

(b)	Employee.  "Employee" shall mean any officer or
other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

(c)	Fair Market Value.  Fair Market Value is defined
in Section 5(a) hereof.





June 28, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:	Registration Statement on Form S-8

Gentlemen:

I have examined the Registration Statement, together with exhibits thereto, to be filed with you relating to the registration of common stock, $0.01 par value per share (the Common Stock), issuable in connection with The Titan Corporation 1996 Directors Stock Option and Equity Participation Plan (the Plan). I am familiar with the proceedings taken and to be taken by The Titan Corporation, a Delaware corporation (the Company), in connection with the issuance of shares of Common Stock under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

Based on the foregoing, it is my opinion that the shares of Common Stock of the Company to be issued pursuant to the Plan have been duly authorized, and that such Common Stock, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement.

Very truly yours,


	/s/
David A. Hahn, Esq.
Senior Vice President
General Counsel and
Secretary





CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 28, 1996 incorporated by reference in The Titan Corporations Form 10-K for the year ended December 31, 1995 and to all references to our firm included in this registration statement.



	/s/
ARTHUR
ANDERSEN LLP


San Diego, California
June 28, 1996